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                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A ("Registration Statement") of our report dated June 16, 2003, relating to the financial statements and financial highlights of the MCBT Opportunistic EAFE Fund, MCBT Global Emerging Markets Fund, MCBT Japan Mid Cap Fund (formerly MCBT Japan Small Companies Fund), and MCBT Pan European Mid Cap Fund (the "Funds") which appear in the April 30, 2003 Annual Report to Shareholders of the Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants," "Financial Highlights Information," "Investment Advisory and Other Services - Independent Accountants" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts
August 28, 2003